Exhibit 99.3

COMARCO ANNOUNCES OEM-BRANDED POWER ADAPTER

FOR LENOVO NOTEBOOK COMPUTERS

World’s First Ultra-Thin 90-Watt External Power Adapter

SmartTip™ Technology Enables Single Power Adapter to Charge All

Lenovo Notebooks

Shipments to Begin in First Quarter Calendar 2008

LAKE FOREST, Calif., December 12, 2007 – Comarco, Inc. (NASDAQ: CMRO), a leading provider of ChargeSource® external power adapters, used to power and charge notebook computers, mobile phones and many other rechargeable mobile devices, announced today that it has entered into a partnership with Lenovo (HKSE: 992)(ADR: LNVGY), for its next generation power adapter designed specifically for the global market.

“This is a significant milestone for our Company,” said Tom Franza, President and CEO of Comarco. “We have worked very closely with Lenovo to meet its stringent requirements including size, weight and universal operation. This new product builds upon the extensive use of advanced patented technologies to provide users with a better computing experience. Lenovo excels at innovation, operational efficiency and customer satisfaction, and the ThinkPad brand is the gold standard of notebook computers. This validation of our product strategy by Lenovo is truly valued by Comarco’s leadership and very rewarding for the members of our dedicated ChargeSource team.”

“This OEM partnership is an important landmark in our distribution strategy,” said Fredrik Torstensson, Vice President, Sales and Marketing of Comarco. “We have worked diligently to develop the most innovative mobile power products available. This partnership is a major step in our strategic effort to broaden ChargeSource distribution of power products worldwide”

Comarco external power adapters are based on proprietary patented construction technologies that enable the production of lighter, smaller power sources to power and charge portable electronic devices from standard wall outlets, as well as power outlets in airplanes, cars and other modes of transportation. Comarco power adapter products are unique in that the output voltage can be automatically varied between 0 and 25 volts allowing charging of low voltage cell phones and high voltage notebook computers.

Lenovo, dedicated to building the world’s best engineered notebook computers, was formed by Lenovo Group’s acquisition of the former IBM Personal Computing Division. Lenovo develops, manufactures and markets reliable high-quality, secure and easy-to-use technology products and services worldwide. Lenovo has major research centers in Yamato, Japan; Beijing, Shanghai and Shenzhen, China; and Raleigh, North Carolina.

About ChargeSource

ChargeSource, a division of Comarco Wireless Technologies, Inc., is a leading provider of ChargeSource external power adapters used to power and charge notebook computers, mobile phones and many other rechargeable mobile devices. For more information about ChargeSource, go to www.chargesource.com.

About Comarco

Based in Lake Forest, Calif., Comarco is a leading provider of external power adapters used to power and charge notebook computers, mobile phones, and many other rechargeable mobile devices. Comarco is also a provider of wireless test solutions and wireless emergency call box systems. More information about Comarco’s product lines can be found at www.comarco.com and www.chargesource.com.

Company Contacts:		Investor Contact:

Tom Franza	Dan Lutz	Douglas Sherk/Jenifer Kirtland
President & CEO	EVP & CFO	EVC Group
Comarco, Inc.	Comarco, Inc.	(415) 896-6820
(949) 599-7440	(949) 599-7556	dsherk@evcgroup.com
tfranza@comarco.com	dlutz@comarco.com	jkirtland@evcgroup.com